Exhibit 99.1

ZELTIQ® ANNOUNCES SECOND QUARTER 2013 FINANCIAL RESULTS

RAISES 2013 FINANCIAL GUIDANCE

•	Total revenue of $26.3 million, up 18% year-over year and 32% sequentially

•	Consumable revenue of $13.4 million, up 30% year-over-year and 50% sequentially

•	Consumable revenue reaches 51% of total revenues

•	136 systems shipped, bringing total system installed base to 1,731

Pleasanton, CA., July 31, 2013 – ZELTIQ® (Nasdaq: ZLTQ), a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, today announced financial results for the second quarter 2013.

Mark Foley, President and Chief Executive Officer, said, “I am very pleased with our performance through the first half of 2013. In the second quarter, we expanded our market leadership position due to the continued execution of our sales team combined with growing physician confidence in the clinical performance of our CoolSculpting® technology. Our Account Managers continued to expand our market share, placing systems with new customers as well as additional systems with existing customers, while our Product Support Specialists increased utilization by leveraging their new training and marketing tools to achieve strong consumable revenue growth. The results we achieved in the first half of this year reinforce and validate the changes and programs we have put into place thus far. We have increased confidence in the business maintaining this momentum into the second half of the year and we are pleased to be raising our full year revenue guidance.”

Second Quarter Financial Review

Total net revenue for the second quarter 2013 was $26.3 million, consisting of $13.0 million of system revenue and $13.4 million of consumable revenue. This compares to total net revenue of $22.3 million for the second quarter 2012, consisting of $12.0 million of system revenue and $10.3 million of consumable revenue. First quarter 2013 total net revenue was $20.0 million, consisting of $11.1 million of system revenue and $8.9 million of consumable revenue. Cycles shipped increased 34% to 112,794 for the second quarter 2013, compared to 84,072 for the second quarter 2012, and up 45% sequentially compared to the 77,559 cycles shipped for the first quarter 2013.

Gross profit was $18.5 million, or 70% of revenue, for the second quarter 2013, compared to gross profit of $15.1 million, or 68% of revenue, for the second quarter 2012. First quarter 2013 gross profit was $12.6 million, or 63% of revenue.

Operating expenses for the second quarter 2013 were $22.1 million, compared to $23.2 million for the second quarter 2012 and $20.1 million for the first quarter 2013.

Net loss for the second quarter 2013 was $3.6 million, compared to $8.1 million for the second quarter 2012 and $7.5 million for the first quarter 2013. Net loss for the second quarter 2013 was $0.10 per share, compared to a net loss of $0.24 per share for the second quarter 2012, and a net loss of $0.21 per share for the first quarter 2013. Weighted average diluted shares outstanding for the second quarter 2013, second quarter 2012, and first quarter 2013 was 36.0 million, 34.3 million and 35.9 million, respectively.

Cash and cash equivalents, short-term investments, and long-term investments were $52.5 million as of June 31, 2013 compared to $51.6 million as of March 31, 2013.

Full Year 2013 Financial Guidance

ZELTIQ is updating its previously stated financial guidance for the full year 2013:

•	Revenue growth of approximately 20%; up from prior guidance of 10%

•	Consumable revenue between 45% and 50% of total revenue; unchanged from prior guidance

•	Gross margin of approximately 67%; up from prior guidance of 66%

•	Operating expenses of approximately 96% of total revenue; down from prior guidance of between 97% to 100%

•	Weighted average basic shares of common stock outstanding of approximately 36 million; unchanged from prior guidance

Conference Call

ZELTIQ will hold a conference call on Wednesday, July 31, 2013, at 4:30 p.m. ET to discuss the results. The dial-in numbers are (877) 280-7291 for domestic callers and (707) 287-9361 for international callers. A live webcast of the conference call will be available online from the investor relations page of the company’s corporate website at www.coolsculpting.com.

After the live webcast, the call will remain available on ZELTIQ’s website, www.coolsculpting.com, until ZELTIQ releases its third quarter 2013 financial results. In addition, a telephonic replay of the call will be available until August 7, 2013. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the replay conference ID number 18079217.

About ZELTIQ®

ZELTIQ is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. ZELTIQ’s first commercial product, the CoolSculpting System, is designed to selectively reduce stubborn fat that may not respond to diet or exercise. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. It utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer.

Forward-Looking Statements

The statements made in this press release regarding the information under the caption “Full Year 2013 Financial Guidance” and related statements in Mr. Foley’s quote are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ZELTIQ’s control and that could materially affect the company’s actual business operations and financial performance and condition. Factors that could materially affect ZELTIQ’s business operations and financial performance and condition include, but are not limited to: the recent additions to the commercial sales team may require more time than ZELTIQ expects to integrate these employees into the company; less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems; patient demand for CoolSculpting procedures may be lower than ZELTIQ expects; product or procedure announcements by competitors may decrease demand for CoolSculpting procedures; ZELTIQ may incorrectly estimate or control its future expenditures; ZELTIQ’s sales and marketing plans may fail to increase sales as ZELTIQ expects; as well as those other risks and uncertainties set forth in ZELTIQ’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on April 26, 2013. These forward-looking statements speak only as of the date of this press release. ZELTIQ expressly disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:

Patrick F. Williams

ZELTIQ, Senior Vice President and CFO

925-474-2500

Nick Laudico

The Ruth Group

646-536-7030

nlaudico@theruthgroup.com

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ZELTIQ Aesthetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$26,338	$22,265	$46,320	$39,669
Cost of revenue	7,878	7,150	15,226	13,143

Gross profit	18,460	15,115	31,094	26,526

Operating expenses:
Research and development	3,898	3,369	7,647	6,767
Sales and marketing	14,625	14,254	27,167	28,751
General and administrative	3,626	5,556	7,434	9,409

Total operating expenses	22,149	23,179	42,248	44,927

Loss from operations	(3,689)	(8,064)	(11,154)	(18,401)
Interest income, net	19	60	43	89
Other income (expense), net	106	(47)	72	(64)

Loss before provision for income taxes	(3,564)	(8,051)	(11,039)	(18,376)
Provision for income taxes	43	50	50	70

Net loss	$(3,607)	$(8,101)	$(11,089)	$(18,446)

Net loss per share, basic and diluted	$(0.10)	$(0.24)	$(0.31)	$(0.54)

Weighted average shares of common stock outstanding used in computing net loss per share, basic and diluted	36,045,346	34,253,357	35,968,144	34,129,555

ZELTIQ Aesthetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,062	$22,876
Short-term investments	20,340	22,563
Accounts receivable, net	7,542	7,133
Inventory	9,616	10,871
Prepaid expenses and other current assets	3,470	3,600

Total current assets	63,030	67,043
Long-term investments	10,128	13,141
Restricted cash	324	469
Property and equipment, net	2,177	2,336
Intangible asset, net	6,831	7,181
Other assets	99	99

Total assets	$82,589	$90,269

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,823	$4,976
Accrued liabilities	13,788	11,076
Deferred revenue	1,133	1,401

Total current liabilities	17,744	17,453
Other non-current liabilities	231	236

Total liabilities	$17,975	$17,689

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	64,614	72,580

Total liabilities and stockholders’ equity	$82,589	$90,269